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                                                                   Exhibit 99(a)
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                                  NEWS RELEASE

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FOR RELEASE:                 September 5, 2000

FOR INFORMATION CONTACT:     Thomas C. Williams     Robert W. Constien    Sandra L. Stockhorst
                             (419) 783-8874         (419) 783-8809        (419) 784-4023
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RURBAN REWARDS SHAREHOLDERS WITH 5% STOCK DIVIDEND PLUS CASH DIVIDEND
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Rurban Financial Corp.(Rurban) announced that shareholders of record as of
September 15, 2000 will receive a 5% stock dividend and a $0.11 cash dividend payable on September 29, 2000. Rurban's board approved the 5% stock dividend and
$0.11 cash dividend during the August 16, 2000 board meeting. "We are pleased to reward our shareholders with cash and stock dividends as a result of our consistent earnings performance," announced Thomas C. Williams, President and
CEO.

"Rurban investors have experienced consistent and long term growth of their investment due to Rurban's long history of strong earnings, stock splits, stock dividends as well as cash dividends," stated Williams.

Rurban Financial Corp. is a publicly held bank holding company based in Defiance, Ohio and is located on the internet at www.rurbanfinancial.net. Rurban's common stock is quoted on the OTC-Bulletin Board under the symbol RBNF.

Rurban currently has 10,000,000 shares of stock authorized and 4,140,718 shares outstanding. The investment banking firms of McDonald and Co. Securities Inc. and Sweney Cartwright and Co. are the primary market makers for these shares.

Rurban's wholly-owned subsidiaries are The State Bank and Trust Company, Reliance Financial Services, N.A., The Peoples Banking Company, The First National Bank of Ottawa, The Citizens Savings Bank Company, Rurbanc Data Services, Inc. (RDSI), and Rurban Life Insurance Company. The banks offer a full range of financial services through their offices in the Northern Ohio counties of Defiance, Paulding, Fulton, Hancock, Putnam, Sandusky, Wood, Cuyahoga, and Summit. Reliance Financial Services offers a diversified array of trust and financial services to customers nationwide. RDSI provides data processing services to community banks in Ohio, Michigan and Indiana.




SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 The statements contained in this news release which are not historical fact are "forward-looking statements" that involve various important assumptions, risks, uncertainties and other factors which could cause the Company's actual results for calendar year 2000 and beyond to differ materially from those expressed in such forward-looking statements. These important factors include, without limitation, changes in the economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, and competition, as well as other risks previously disclosed in the Company's securities filings and press releases.

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